                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-48443


PROSPECTUS SUPPLEMENT

(To Prospectus dated March 25, 1998)
                                                                        TRW LOGO

                                 $1,000,000,000

                                    TRW INC.
                          MEDIUM-TERM NOTES, SERIES D
                            ------------------------
                    Due 9 Months or More from Date of Issue
                            ------------------------

    TRW Inc. (the "Company") may offer from time to time its Medium-Term Notes, Series D (the "Notes"), for an aggregate initial public offering price of up to U.S. $1,000,000,000 (or the equivalent thereof if any of the Notes are denominated in foreign currencies or currency units), subject to reduction as a result of the sale of other Debt Securities, shares of Common Stock and/or Warrants to purchase Debt Securities or shares of Common Stock. The Company may from time to time authorize an increase in the aggregate principal amount of Notes to be sold, which Notes will constitute a part of the same series as the Notes to be offered hereby. See "Description of Notes -- General" and "Plan of Distribution". Unless otherwise specified in the applicable pricing supplement (the "Pricing Supplement") to this Prospectus Supplement, the Interest Payment Dates for Fixed Rate Notes (as defined below) will be April 15 and October 15 of each year. Each Note will mature on a date 9 months or more from its date of issue as selected by the initial purchaser and agreed to by the Company and may be subject to redemption at the option of the Company or repayment at the option of the Holder prior to its Stated Maturity, as specified in the applicable Pricing Supplement.

    Each Note may be denominated in U.S. dollars or in other currencies, including composite currencies such as the European Currency Units ("ECU"), as may be specified in the applicable Pricing Supplement (the "Specified Currency"). Notes denominated in U.S. dollars will be issued in minimum denominations of U.S. $1,000 and any integral multiple thereof. The authorized denominations of Notes not denominated in U.S. dollars ("Foreign Currency Notes") will be set forth in the applicable Pricing Supplement. See "Special Provisions Relating to Foreign Currency Notes". The Notes may be issued as Indexed Notes, the principal amount of which, or interest in respect thereof, payable at Stated Maturity, or the applicable Interest Payment Date, is determined with reference to the exchange rate of a Specified Currency relative to an Indexed Currency (defined herein) or to one or more other indices. See "Description of Notes -- Indexed Notes".

    Each Note will be issued only in fully registered form and will be represented by either a Global Security registered in the name of a nominee of The Depository Trust Company, as Depository (a "Book-Entry Note"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, the records maintained by the Depository and its participants. The Company currently intends to issue as Book-Entry Notes all Notes which can be so issued. See "Description of Notes -- General" and " -- Book-Entry System".

    The interest rate or interest rate formula, if any, issue price, any Interest Payment Dates, redemption or repayment provisions, if any, Stated Maturity, Specified Currency and certain other terms with respect to each Note will be established by the Company at the date of issuance of such Note and will be indicated in the applicable Pricing Supplement. The Notes will bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a discount from the principal amount payable at the Stated Maturity thereof (a "Zero-Coupon Note"), or at a floating rate (a "Floating Rate Note") as set forth in the applicable Pricing Supplement, as adjusted by a Spread and/or Spread Multiplier, if any, applicable to such Notes. Holders of Zero-Coupon Notes will not receive periodic payments of interest on such Notes. See "Description of Notes -- Fixed Rate Notes" and
" -- Floating Rate Notes".
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                        PRICE TO              AGENTS' DISCOUNTS                   PROCEEDS TO
                                       PUBLIC(1)              AND COMMISSIONS(2)                 COMPANY(2)(3)
                                       ---------              ------------------                 -------------
Per Note.......................         100.000%                .125% - .750%                  99.875% - 99.250%
Total(4)(5)....................      $1,000,000,000         $1,250,000 -$7,500,000        $998,750,000 - $992,500,000

---------------

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount.

(2) The Company will pay to one or more of the agents identified below or an Agent identified in a Pricing Supplement, each as an agent (the "Agents"), a commission ranging from .125% to .750% of the principal amount of any Note sold through any such Agent. The commission payable by the Company to the Agents with respect to Notes with maturities greater than 30 years will be negotiated at the time the Company issues such Notes. The Company may sell Notes to any Agent as principal for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale or at a fixed public offering price, as determined by such Agent. Unless otherwise indicated in an applicable Pricing Supplement, any Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity and may be resold by such Agent. The Company may also sell Notes directly to investors on its own behalf, in which case no commission will be payable.

(3) Before deducting expenses payable by the Company estimated at $725,000, including reimbursement of certain expenses of the Agents.

(4) In U.S. dollars or the equivalent thereof in foreign currencies or currency units.

(5) Subject to reduction as a result of the sale pursuant to the accompanying Prospectus of other Debt Securities, shares of Common Stock or Warrants to purchase Debt Securities or shares of Common Stock of the Company.
                            ------------------------

    The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Company may sell Notes to any Agent acting as principal for resale to investors and other purchasers. The Company has reserved the right to sell Notes directly to investors from time to time on its own behalf. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer or solicitations of offers made hereby without notice. The Company, or any Agent, if it solicits such offer, may reject any offer to purchase Notes, in whole or in part. See "Plan of Distribution".
                            ------------------------

MORGAN STANLEY DEAN WITTER
                                       GOLDMAN, SACHS & CO.
                                                            J.P. MORGAN & CO.
April 13, 1998

     STATEMENTS IN THIS PROSPECTUS SUPPLEMENT THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD AFFECT THE COMPANY'S ACTUAL RESULTS. INFORMATION REGARDING THE IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS SUPPLEMENT CAN BE FOUND IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S FORM 8-K FILED ON MAY 20, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH ANY OFFERING OF THE NOTES, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

     NO DEALER, AGENT, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT IN CONNECTION WITH THE OFFER MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND SUCH PRICING SUPPLEMENT OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT
Important Currency Exchange Information.....................   S-3
Description of Notes........................................   S-3
Special Provisions Relating to Foreign Currency Notes.......  S-14
Foreign Currency Risks......................................  S-17
United States Federal Income Tax Considerations.............  S-19
Note Warrants...............................................  S-27
Plan of Distribution........................................  S-28
PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
The Company.................................................     3
Use of Proceeds.............................................     4
Ratio of Earnings to Fixed Charges..........................     5
Description of Debt Securities..............................     5
Description of Capital Stock................................     9
Description of Securities Warrants..........................    14
Plan of Distribution........................................    15
Legal Opinions..............................................    16
Experts.....................................................    16

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

     Purchasers are required to pay for the Notes in U.S. dollars, and payments of principal of, premium, if any, and interest on the Notes will also be made in U.S. dollars, unless the applicable Pricing Supplement provides that purchasers are instead required to pay for the Notes in a Specified Currency other than U.S. dollars and/or that payments of principal of, premium, if any, and interest on such Notes will be made in a Specified Currency other than U.S. dollars. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made (and subject, in the case of Book-Entry Notes, to any additional procedures that may be required), payment of principal of, premium, if any, and interest on Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States. See "Description of Notes" "Special Provisions Relating to Foreign Currency Notes" and "Foreign Currency Risks."

     If the applicable Pricing Supplement provides for payments of principal of, premium, if any, and interest on a Foreign Currency Note to be made in U.S. dollars or for payments of principal of, premium, if any, and interest on a U.S. dollar denominated Note to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be handled by the Exchange Rate Agent identified in the Pricing Supplement. Any Agent may act, from time to time, as Exchange Rate Agent. The costs of such conversion will be borne by the holder of the Note through deductions from such payments.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms not defined herein have the meanings assigned to such terms in the Prospectus or the Indenture.

GENERAL

     The Notes offered hereby will be issued under the Indenture (the "Indenture") referred to in the accompanying Prospectus with The Chase Manhattan Bank, as successor trustee (the "Trustee") to Mellon Bank, N.A. The Notes offered hereby constitute a single series, or a portion of a single series, of Debt Securities for purposes of the Indenture, which places no limit on the aggregate principal amount of Debt Securities that may be issued as part of such series. The aggregate gross proceeds for which the Notes offered pursuant to this Prospectus Supplement may be issued is limited to U.S. $1,000,000,000 (or the equivalent thereof in foreign currencies or currency units). Such amount may be reduced due to the sale of other Debt Securities (other than the Notes), shares of Common Stock or Warrants to purchase Debt Securities or shares of Common Stock pursuant to the Registration Statement to which the accompanying Prospectus relates. See "Plan of Distribution". In addition, the Company may from time to time authorize an increase in the aggregate principal amount of Notes to be sold, which will constitute a part of the same series as the Notes to be offered hereby. Unless otherwise indicated in the applicable Pricing Supplement, currency amounts in this Prospectus Supplement, the accompanying Prospectus and any Pricing Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars", "United States dollars" or "U.S. $").

     Each Note will mature on a date 9 months or more from its date of issue, as selected by the initial purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the Holder prior to its Stated Maturity, as specified in the applicable Pricing Supplement.

     The Notes will be issuable only in fully registered form and, if denominated in U.S. dollars, in minimum denominations of $1,000 and integral multiples thereof. Denominations for particular Foreign Currency Notes will be specified in the applicable Pricing Supplement.

     Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. At the present time, only Notes that are denominated and payable in U.S. dollars may be issued as Book-Entry Notes. The Company currently intends to issue as Book-Entry Notes all Notes which can be so issued. See "Book-Entry System".

     A Note, including any Zero-Coupon Note, is an Original Issue Discount Note if it is issued at a price lower than the principal amount thereof and it provides that upon redemption or acceleration of the maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption or acceleration of the maturity of an Original Issue Discount Note, the amount payable to the Holder upon such redemption or acceleration will be determined in accordance with the terms of such Note, but will be an amount less than the amount payable at the Stated Maturity thereof.

     Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Notes (other than interest payable at Stated Maturity) will be made, except as provided below, by check mailed to the Holders of such Notes (or, in the case of Global Securities representing Book-Entry Notes, by wire transfer to the Depository (as defined herein) or its nominee). Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of Certificated Notes of like tenor and terms (or the Holder of the equivalent thereof in a Specified Currency other than U.S. dollars that is permitted to elect and has elected to receive payments in U.S. dollars as described under "Special Provisions Relating to Foreign Currency Notes-Payment of Principal and Interest") shall be entitled to receive such interest payments by wire transfer in immediately available funds, but only if appropriate instructions have been received in writing by the Paying Agent on or prior to the applicable Record Date for such payment of interest. Unless otherwise indicated in the applicable Pricing Supplement, payments of principal of, premium, if any, and interest on any Note payable at Maturity will be made in immediately available funds at the office of the Paying Agent in the Borough of Manhattan, The City of New York, provided that payments in such funds will be made only if such Notes are presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. The Company has initially designated The Chase Manhattan Bank, acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as its Paying Agent for the Notes. Beneficial owners of Book-Entry Notes are expected to be paid in accordance with the Depository's and its Participants' (as defined herein) procedures in effect from time to time. See "-- Book-Entry System". Payments of interest to a Holder of a Foreign Currency Note that has not elected to receive payments in U.S. dollars will be made to an account at a bank outside the United States, unless other arrangements have been made. See "Special Provisions Relating to Foreign Currency Notes -- Payment of Principal and Interest".

     "Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (a) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York and (b) if the Note is denominated in a Specified Currency other than U.S. dollars, (i) not a day on which banking institutions are authorized or required by law or regulation to close in the major financial center of the country issuing the Specified Currency (which in the case of ECU shall be as determined by the ECU Banking Association in Paris) and (ii) a day on which banking institutions in such financial center are carrying out transactions in such Specified Currency and (c) with respect to LIBOR Notes, a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     The Notes may be presented for registration of transfer or exchange at the principal corporate trust office of the Paying Agent in the Borough of Manhattan, The City of New York.

INTEREST

     Each Note will bear interest from the date of issue or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for at the fixed rate per annum, which may be zero in the case of Zero-Coupon Notes, or at the rate per annum determined pursuant to the interest rate formula stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable at each Interest Payment Date and at Maturity. Interest will be payable to the Person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the Person to whom principal shall be payable. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the Person in whose name such Note is registered at the close of business on such next succeeding Regular Record Date. Unless otherwise indicated in the applicable Pricing Supplement, the Regular Record Dates for any Note shall be the date 15 calendar days prior to each Interest Payment Date for such Note, whether or not a Business Day. Holders of Zero-Coupon Notes will not receive payments of interest on such Notes.

     Interest rates, or interest rate formulas, are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

FIXED RATE NOTES

     The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Note. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be April 15 and October 15 of each year and at Maturity, and interest payments for Fixed Rate Notes shall be the amount of interest accrued to, but excluding, the relevant Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day, the interest payment shall be made on the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the Maturity of any Fixed Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or repayment) and such Business Day shall be considered to be the day such payments are due for all purposes of the Notes.

     Interest payments for Fixed Rate Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be. The interest rates the Company will agree to pay on newly issued Fixed Rate Notes are subject to change without notice by the Company from time to time, but no such change will affect any Fixed Rate Notes theretofore issued or that the Company has agreed to issue.

FLOATING RATE NOTES

     The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis for such Floating Rate Note which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier specified therein. Such basis may be: (a) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note," (b) LIBOR, in which case such Note will be a "LIBOR Note," (c) the Federal Funds Rate, in which case such Note will be a "Federal Funds Rate Note," (d) the Prime Rate, in which case such Note will be a "Prime Rate Note," (e) the Treasury Rate, in which case such Note will be a "Treasury Rate Note," (f) the CMT Rate, in which case such Note will be a "CMT Rate Note," or (g) such other interest rate formula, index or method of calculation set forth in such Pricing Supplement. In addition, a Floating Rate Note may also have either or both of the following:
(a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate") and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate"). The applicable Pricing Supplement for a Floating Rate Note will specify the Spread and/or Spread Multiplier, if any, and the Maximum or Minimum Interest Rate, if any, applicable to each Floating Rate Note and, in addition, will define or particularize for each such Note the following terms, if applicable:
Calculation Date, Initial Interest Rate, Regular Record Dates, Interest Payment Dates, Index Maturity, Interest Determination Dates and Interest Reset Dates with respect to such Note. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below, when the normally scheduled Treasury auction is not on a Monday; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Business Day for such Floating Rate Note, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement; and in each case, at Maturity (each an "Interest Payment Date"). If an Interest Payment Date with respect to any Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

     Unless otherwise indicated in the applicable Pricing Supplement, interest payments for Floating Rate Notes shall be the amount of interest accrued to, but excluding, the Interest Payment Date.

     With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factors calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. Unless otherwise indicated in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate in effect on such day by 360 or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. The interest rate in effect on each day will be: (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above and to any adjustment by a Spread and/or Spread Multiplier referred to above; provided, however, that (i) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement) and (ii) the interest rate in effect for the ten days immediately prior to Maturity will be that in effect on the tenth day preceding such Maturity, unless otherwise specified in the applicable Pricing Supplement.

     The "Interest Determination Date" pertaining to an Interest Reset Date for Commercial Paper Rate Notes, Federal Funds Rate Notes, CMT Rate Notes and Prime Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or maturity date, as the case may be.

     In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, assuming that a court would enforce the provisions of the Notes and the Indenture specifying New York law as the governing law, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to Floating Rate Notes in which an aggregate of $2,500,000 or more has been invested.

     Unless otherwise provided in the applicable Pricing Supplement, The Chase Manhattan Bank will be the calculation agent (the "Calculation Agent"). Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note. Unless otherwise indicated in the applicable Pricing Supplement, all percentages resulting from any calculation relating to the rate of interest on a Note will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded up, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded up.

  Commercial Paper Rate Notes

     Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System under the heading "Commercial Paper-Nonfinancial". In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper". If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in New York City selected by the Calculation Agent as of 11:00 a.m., New York City time, on such Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate then in effect on such Interest Determination Date.

     "Money Market Yield", expressed as a percentage, means a yield calculated in accordance with the following formula:

                               D X 360
Money Market Yield   =    ------------------    X   100
                            360 - (D X M)

where "D" refers to the applicable per annum rate for the commercial paper, quoted on a bank-discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  LIBOR Notes

     LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any), and will be payable on the dates, specified on the face of such LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

          (i) On each Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

          (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount of not less than $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such

     Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than $1,000,000 commencing on the second London Banking Day immediately following such Interest Determination Date (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which LIBOR is being determined shall be the Initial Interest Rate).

     "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement. LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified.

  Federal Funds Rate Notes

     Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal funds, as published in H.15(519) under the heading "Federal Funds (Effective)" or if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in the Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal funds, as of 9:00 a.m., New York City time, on such Interest Determination Date, arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for which such Federal Funds Rate is being determined shall be the Initial Interest Rate).

  Prime Rate Notes

     Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in the City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in the City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as set forth above, the "Prime Rate" in effect for the applicable period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which such Prime Rate is being determined shall be the Initial Interest Rate). "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters Monitor Money Rates Services (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  Treasury Rate Notes

     Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if
any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury
Bills -- auction average (investment)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the Initial Interest Rate).

  CMT Rate Notes

     CMT Rate Notes will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in an applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.", under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate for such Interest Reset Date will be the same as the CMT Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CMT Rate Notes for which the CMT Rate is being determined shall be the Initial Interest Rate). If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in an applicable Pricing Supplement (or any other page as may replace such page on that service), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" shall be the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in an applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

BOOK-ENTRY SYSTEM

     Upon issuance, all Book-Entry Notes having the same original issuance date, Regular Record Dates, Interest Payment Dates, redemption or repayment provisions, if any, Stated Maturity and, in the case of Fixed Rate Notes, interest rate, or, in the case of Floating Rate Notes, initial interest rate, interest rate formula, Index Maturity, Spread and/or Spread Multiplier (if any), Minimum Interest Rate (if any), Maximum Interest Rate (if any) and Interest Reset Dates, will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as depository (the "Depository"), or such other depository as is specified in the applicable Pricing Supplement, and registered in the name of the Depository or its nominee. Book-Entry Notes will not be exchangeable for Certificated Notes, provided that if the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Security or Securities representing Book-Entry Notes. In addition, the Company may at any time and in its sole discretion determine not to have Book-Entry Notes represented by Global Securities, and, in such event, will issue Certificated Notes in exchange for all Global Securities representing such Book-Entry Notes.

     The Depository has advised the Company and the Agents as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depository was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (including the Agents), banks, trust companies and clearing corporations and may include certain other organizations, some of which (or their representatives) own the Depository. Indirect access to the Depository's system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Upon the issuance by the Company of Book-Entry Notes represented by a Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Book-Entry Notes represented by such Global Security to the accounts of Participants. The accounts to be credited shall be designated by the Agents with respect to such Book-Entry Notes or by the Company if such Book-Entry Notes are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that hold interests through Participants. Ownership of beneficial interests in Book-Entry Notes represented by a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to interests of Participants in the Depository), or by Participants in the Depository or persons that may hold interests through such Participants (with respect to persons other than Participants in the Depository). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer or pledge beneficial interests in a Global Security.

     So long as the Depository or its nominee is the registered owner of a Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Notes represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Book-Entry Notes represented by a Global Security will not be entitled to have such Book-Entry Notes registered in their names, will not receive or be entitled to receive physical delivery of Book-Entry Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture. Unless and until it is exchanged in whole or in part for Certificated Notes evidencing the Book-Entry Notes represented thereby, a Global Security may not be transferred except as a whole by or to the Depository for such Global Security or its successor, or any nominee of such Depository or successor Depository.

     Payments of principal of, premium, if any, and interest on the Book-Entry Notes represented by a Global Security registered in the name of the Depository or its nominee will be made by the Company through the Paying Agent to the Depository or its nominee, as the case may be, as the registered owner of a Global Security.

     The Company has been advised that the Depository, upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit immediately the accounts of the related Participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Global Security as shown on the records of the Depository. The Company expects that payments by Participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Participants.

     Neither the Company, the Trustee, any Paying Agent nor the Registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

REDEMPTION AND REPURCHASE

     The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to its Stated Maturity or that such Note will be redeemable at the option of the Company on a date or dates specified prior to such Stated Maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Company may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice. If less than all Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee or the Registrar, if other than the Trustee, by such method as the Trustee or the Registrar shall deem fair and appropriate. Unless otherwise provided in the applicable Pricing Supplement, the Notes will not have a sinking fund and will be subject to the provisions of the Indenture described in the Prospectus under "Description of Debt Securities -- Defeasance".

     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at its discretion, be held, resold or surrendered to the Trustee for cancellation.

REPAYMENT

     The Pricing Supplement relating to each Note will indicate either that such Note cannot be repaid prior to its Stated Maturity or that the Note will be repayable at the option of the Holder on a date or dates specified prior to its Stated Maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

     In order for a Note to be repaid at other than its Stated Maturity, the Paying Agent must receive at least 30 days but no more than 45 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, the National Association of Securities Dealers, Inc., the Depository (in accordance with its normal procedures), or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the attachment to the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Exercise of the repayment option may not be revoked. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note, provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

INDEXED NOTES

     The Notes may be issued with the principal amount payable at maturity to be determined with reference to the exchange rate of the Specified Currency set forth in the applicable Pricing Supplement relative to the indexed currency (the "Indexed Currency") set forth in the applicable Pricing Supplement ("Dual Currency Notes"). Holders of such Notes may receive a principal amount at maturity that is greater than or less than the face amount of the Note depending upon the relative value at maturity of the Specified Currency compared to the Indexed Currency. In addition, Notes may be issued from time to time with the principal amount payable at Stated Maturity and/or the amount of interest payable on any Interest Payment Date to be determined by reference to one or more commodity prices, equity indices or other financial or non-financial indices and on such other terms as may be set forth in the relevant Pricing Supplement (together with the Dual Currency Notes, the "Indexed Notes"). Information as to the method for determining the principal amount payable at maturity and/or the amount of interest payable, the relative value of the Specified Currency compared to the applicable Indexed Currency, any exchange controls applicable to the Specified Currency or Indexed Currency and certain additional tax considerations will be set forth in the applicable Pricing Supplement.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH INDEXED NOTES AND THE SUITABILITY OF SUCH INDEXED NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. SUCH INDEXED NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS, COMMODITY PRICES, EQUITY INDICES AND OTHER FINANCIAL OR NON-FINANCIAL INDICES.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of, premium, if any, and interest on the Notes will be made in U.S. dollars. If any of the Notes are to be denominated in a currency or currency unit other than U.S. dollars, the following provisions shall apply, which are in addition to, and to the extent inconsistent therewith replace, the description of general terms and provisions of Notes set forth in the accompanying Prospectus and elsewhere in this Prospectus Supplement.

     Foreign Currency Notes are issuable in registered form only, without coupons. The denominations for particular Foreign Currency Notes will be specified in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Foreign Currency Notes will be made in immediately available funds.

     Unless otherwise provided in the applicable Pricing Supplement, all currency and currency unit amounts used and resulting from calculations relating to currencies for a Foreign Currency Note will be rounded to the nearest one-hundredth of a unit (with five one-thousandths of a unit being rounded up).

PAYMENT OF PRINCIPAL AND INTEREST

     The principal of, premium, if any, and interest on Foreign Currency Notes are payable by the Company in the Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, a Holder of Foreign

Currency Notes may elect to receive payment of the principal of, premium, if any, and interest on a Foreign Currency Note in U.S. dollars by transmitting a written request for such payment to the principal office of the Paying Agent in the Borough of Manhattan, The City of New York on or prior to the Regular Record Date or at least 15 days prior to Maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive payment in U.S. dollars for all principal, premium, if any, and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Paying Agent in the Borough of Manhattan, The City of New York, but written notice of any such revocation must be received by the Paying Agent in the Borough of Manhattan, The City of New York on or prior to the Regular Record Date or at least 15 days prior to Maturity, as the case may be. Holders of Foreign Currency Notes whose Foreign Currency Notes are to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made See "--Payment Currency."

     Interest on Foreign Currency Notes paid in U.S. dollars will be paid in the manner specified in this Prospectus Supplement for interest on Notes denominated in U.S. dollars. Interest on Foreign Currency Notes paid in the Specified Currency will be made to an account at a bank outside the United States, unless other arrangements have been made. The principal and premium, if any, of Foreign Currency Notes, together with interest accrued and unpaid thereon, due at Maturity will be paid in immediately available funds against presentation of such Foreign Currency Notes at the principal offices of The Chase Manhattan Bank in the Borough of Manhattan, The City of New York. Any payment of principal, premium, if any, or interest required to be made on an Interest Payment Date or at Maturity of a Foreign Currency Note which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or at Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date or Maturity.

PAYMENT CURRENCY

     If the Holder of a Foreign Currency Note is permitted to elect, and has elected, to receive payments of principal of, premium, if any, and interest on a Foreign Currency Note in U.S. dollars, the Specified Currency will be converted into U.S. dollars based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on the payment date in the aggregate amount of the Specified Currency payable to the holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency unless such Specified Currency is not available due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case the Company will be entitled or obligated to make payments in other currencies as described below. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

     Except as set forth below, if the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing the currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to holders of the Notes by making the payments in U.S. dollars on the basis of the Market Exchange Rate on the date of the payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if such Specified Currency is replaced by the Euro (as described under "Special Provisions Relating to Notes Denominated in ECU" below), the payment of principal of, premium, if any, or interest on any Note denominated in such currency shall be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community (the "EC"), as amended by the treaty on European Union (as so amended, the "Treaty"). Any payment made under such circumstances in U.S. dollars (or, if applicable, in Euro) where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default. As used herein the term "Market Exchange Rate" means the noon dollar buying rate in New York City for cable transfers of the Specified Currency published by the Federal Reserve Bank of New York.

SPECIAL PROVISIONS RELATING TO NOTES DENOMINATED IN ECU

  Valuation of the ECU

     Subject to the provisions under "Payment in a Component Currency" below, the value of the ECU, in which the Notes may be denominated or may be payable, is equal to the value of the ECU that is from time to time used as the unit of account of the EC and which is at the date hereof valued on the basis of specified amounts of the currencies of 12 of the 15 member states of the EC. Under Article 109G of the Treaty, the currency composition of the ECU may not be changed. Other changes to the ECU may be made by the EC in conformity with EC law, in which event the ECU will change accordingly. The Treaty contemplates that European economic and monetary union ("EMU") will occur in three stages. The Treaty provides that the third stage of EMU will start on January 1, 1999, and on that date the value of the ECU as against the currencies of member states participating in the third stage will be irrevocably fixed and the ECU will become a currency in its own right, replacing all or some of the currencies of the 15 member states of the EC (as of the date of this Prospectus Supplement, such currencies include the Austrian shilling, Belgian franc, Danish krone, Dutch guilder, Finnish markka, French franc, German mark, Greek drachma, Irish pound, Italian lira, Luxembourg franc, Portuguese escudo, Spanish peseta, Swedish krona and pound sterling). On June 17, 1997, the Council of the European Union adopted Council Regulation (EC) No. 1103/97, which recites that the name of that currency will be the Euro and provides that, in accordance with the Treaty, references to the ECU will be replaced by references to the Euro at the rate of one Euro for one ECU. References in this Prospectus Supplement to the "Euro" are to such new currency adopted pursuant to the Treaty. From the start of the third stage of EMU, all payments in respect of the Notes denominated or payable in ECU will be payable in Euro at the rate of one Euro for one ECU.

  Payment in a Component Currency

     With respect to each due date for the payment of principal of, premium, if any, or interest on, the Notes on or after the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall choose a substitute currency (the "Chosen Currency"), which may be any currency which was, on the last day on which the ECU was used as the unit of account of the EC, a component currency of the ECU or U.S. dollars, in which all payments due on or after the date with respect to the Notes, shall be made. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency determined as described below, as of the fourth business day in Brussels prior to the date on which such payment is due.

     On the first business day in Brussels on which the ECU ceases to be used as the unit of account of the EC and has not become a currency in its own right replacing all or some of the currencies of the member states of the EC, the Company shall select a Chosen Currency in which all payments with respect to Notes having a due date prior thereto but not yet presented for payment are to be made. The amount of each payment in such Chosen Currency shall be computed on the basis of the equivalent of the ECU in that currency, determined as described below, as of such first business day.

     The equivalent of the ECU in the relevant Chosen Currency as of any date (the "Day of Valuation") shall be determined by, or on behalf of, the Exchange Rate Agent on the following basis. The amounts and components composing the ECU for this purpose (the "Components") shall be the amounts and components that composed the ECU as of the last date on which the ECU was used as the unit of account of the EC. The equivalent of the ECU in the Chosen Currency shall be calculated by, first, aggregating the U.S. dollar equivalents of the Components; and then, in the case of a Chosen Currency other than U.S. dollars, using the rate used for determining the U.S. dollar equivalent of the Components in the Chosen Currency as set forth below, calculating the equivalent in the Chosen Currency of such aggregate amount in U.S. dollars.

     The U.S. dollar equivalent of each of the Components shall be determined by, or on behalf of, the Exchange Rate Agent on the basis of the middle spot delivery quotations prevailing at 2:30 p.m., Brussels time, on the Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in the country of issue of the component currency question.

     If for any reason no direct quotations are available for a Component as of a Day of Valuation from any of the banks selected for this purpose, in computing the U.S. dollar equivalent of such Component, the Exchange Rate Agent shall (except as provided below) use the most recent direct quotations for such Component obtained by it or on its behalf, provided that such quotations were prevailing in the country of issue not more than two Business Days before such Day of Valuation. If such most recent quotations were so prevailing in the country of issue more than two Business Days before such Day of Valuation, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of cross rates derived from the middle spot delivery quotations for such component currency and for the U.S. dollar prevailing at 2:30 p.m., Brussels time, on such Day of Valuation, as obtained by, or on behalf of, the Exchange Rate Agent from one or more major banks, as selected by the Company, in a country other than the country of issue of such component currency. Notwithstanding the foregoing, the Exchange Rate Agent shall determine the U.S. dollar equivalent of such Component on the basis of such cross rates if the Company judges that the equivalent so calculated is more representative than the U.S. dollar equivalent calculated as provided in the first sentence of this paragraph. Unless otherwise specified by the Company, if there is more than one market for dealing in any Component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a nonresident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

     Payments in the Chosen Currency will be made at the specified office of a paying agent in the country of the Chosen Currency, or, if none, or at the option of the Holder, at the specified office of any Paying Agent either by a check drawn on, or by transfer to an account maintained by the Holder with, a bank in the principal financial center of the country of the Chosen Currency.

     If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

     All determinations referred to above made by, or on behalf of, the Company or by, or on behalf of, the Exchange Rate Agent shall be at such entity's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes and coupons.

  Notes Denominated in the Currencies of EC Member States

     If, pursuant to the Treaty, all or some of the currencies of the member countries of the EC are replaced by the Euro, the payment of principal of, premium, if any, or interest on the Notes denominated in such currencies shall be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty.

                             FOREIGN CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. The risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rates that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a currency linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

     THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT DESCRIBE ALL OF THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A FOREIGN CURRENCY OR A COMPOSITE CURRENCY AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF THE RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN FINANCIAL AND LEGAL ADVISORS AS TO ANY SPECIFIC RISKS ENTAILED BY AN INVESTMENT BY SUCH INVESTOR IN NOTES THAT ARE DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF FOREIGN CURRENCY. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

     Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. From time to time governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing Foreign Currency Notes or currency linked Notes is that their U.S. dollar-equivalent yields or payout could be affected by governmental actions, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of such Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable Specified Currency.

     Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency (or of securities denominated in such currency) at the time of payment of principal of, premium, if any, or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Foreign Currency Note would not be available when payments on such Note are due including as a result of the replacement of such Specified Currency by a single European currency (expected to be named the Euro). In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date provided, however, that, if the Specified Currency for any Note is not available because it has been replaced by the Euro, the Company would make such payments in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty. See "Special Provisions Relating to Foreign Currency Notes--Payment Currency."

     With respect to any Note denominated in, or the payment of which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable current exchange controls, if any, and historic exchange rate information on such currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. If a court in the United States were to grant a judgement in an action based on Foreign Currency Notes, it is likely that such court would grant judgment only in U.S. dollars. If the court were a New York court, however, such court would grant a judgment in the Specified Currency or currency in respect of which any payment on a Note was due. Such judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of the principal United States federal income tax consequences of the ownership of a Note is based on the United States federal income tax laws and regulations in effect as of the date of this Prospectus Supplement and as currently interpreted. It deals only with Notes held as capital assets and does not deal with Note Warrants (as defined below) or with special classes of Holders, such as dealers in securities or currencies, life insurance companies, financial institutions, regulated investment companies, persons holding Notes as a hedge or hedged against currency risks, or as part of a straddle with other investments, or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments, or United States Holders whose functional currency is other than U.S. dollars. It does not deal with Indexed Notes. The federal income tax consequences of holding a particular Note will depend, in part, on the particular terms of such Note as set forth in the applicable Pricing Supplement.

     Authoritative interpretations of some of the United States federal income tax laws have not yet been issued by the United States Department of Treasury ("Treasury"), the United States Internal Revenue Service ("IRS") or the courts. Such interpretations, when and as issued, may affect the United States federal income tax consequences of an investment in the Notes, and any such interpretations may be applied retroactively. Moreover, the tax treatment of an investment in the Notes may also be affected by future legislation and IRS or judicial interpretations thereof.

     THE FEDERAL INCOME TAX SUMMARY SET FORTH HEREIN IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE, DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS (INCLUDING CHANGES IN APPLICABLE REGULATIONS AND INTERPRETATIONS OF FEDERAL OR OTHER TAX LAWS).

UNITED STATES PERSONS

     For purposes of the following discussion, "United States person" means (i) an individual who is a citizen or resident of the United States for United States federal income tax purposes; (ii) an estate the income of which is subject to United States federal income taxation without regard to its source;
(iii) a corporation created under the laws of the United States or any State;
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; (v) a partnership or other entity that is created or organized in or under the laws of the United States or of any political subdivision thereof; or (vi) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. The following discussion pertains only to a Holder of a Note who is a United States person.

  Payments of Interest on Notes

     In general, interest on a Note, whether in U.S. dollars or in currency other than U.S. dollars ("Foreign Currency"), other than certain payments on a Discount Note (as defined and described below under "Original Issue Discount Notes"), will be taxable to a Holder as ordinary interest income at the time it is accrued or paid, in accordance with the Holder's method of accounting for tax purposes.

  Purchase, Sale and Retirement of the Notes

     A Holder's tax basis in a Note generally will be the U.S. dollar cost of the Note to such Holder (which, in the case of a Note purchased with a foreign currency will be the U.S. dollar value of the purchase price on the date of purchase) increased by any amounts (such as original issue discount, market discount, or acquisition discount) includable in income by the Holder with respect to such Note (other than interest) and the amount, if any, of income attributable to de minimus original issue discount includable in the Holder's income with respect to the Note, and reduced by (i) any payments which are not "qualified stated interest" payments (as defined below under "Original Issue Discount Notes"), (ii) any amortized premium with respect to such Note, and
(iii) any principal payments received by the Holder.

     Upon the sale, exchange, redemption or retirement of a Note, a Holder generally will recognize gain or loss equal to the difference between the amount realized on such sale, exchange, redemption or retirement (or the U.S. dollar value of such amount on the date of disposition if it is realized in Foreign Currency) and the Holder's tax basis in the Note. Except to the extent described below under "Short-Term Notes", "Market Discount", or "Foreign Currency Notes", and except to the extent attributable to accrued but unpaid interest, gain or loss so recognized will be capital gain or loss.

     The Taxpayer Relief Act of 1997 (the "1997 Act") has modified the tax treatment of capital gains in several key respects. First, the maximum capital gains rate applicable to sales of capital assets held by individuals for more than 18 months is now 20 percent (10 percent for individuals in the 15 percent tax bracket). Second, the maximum rate applicable to sales of capital assets held by individuals for more than 12 months but not more than 18 months is now 28 percent (15 percent for individuals in the 15 percent tax bracket). As under prior law, gain on capital assets held by individuals for 12 months or less will continue to be taxed as ordinary income at rates as high as 39.6 percent. Capital gains recognized by corporations will continue to be taxed at the same rates applicable to ordinary income, although the distinction between capital gain or loss and ordinary income or loss is relevant for purposes of, among other things, limitations on the deductibility of capital losses. In addition, the 1997 Act introduces certain technical problems, particularly in the area of offsetting categories of gains and losses, which have yet to be resolved through legislation. Holders are urged to consult their own tax advisors regarding the impact of the 1997 Act on the proper treatment of any gain or loss recognized with respect to a Note.

  Amortizable Bond Premium

     If a Holder purchases a Note for an amount that is greater than its stated redemption price at maturity, such Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A Holder may elect to amortize such premium using a constant-yield method over the remaining term of the Note. If the Note may be optionally redeemed after the Holder acquires it at a price in excess of its stated redemption price at maturity, the amount of premium on the Note would be calculated by reference to the earlier redemption price rather than the redemption price at maturity and special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium is applicable to all bonds (other than bonds the interest on which is excludable from gross income) held by the Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the Holder, and may not be revoked without the consent of the IRS. A Holder that does not elect to amortize bond premium will generally be entitled to treat the premium as capital loss when the Note matures. See also "Election to Treat All Interest as Original Issue Discount" below.

ORIGINAL ISSUE DISCOUNT NOTES

     The following summary is a general discussion of the United States federal income tax consequences to Holders of Notes issued with original issue discount ("Discount Notes") that are United States persons.

     For United States federal income tax purposes, a Note is issued with original issue discount if the excess of the stated redemption price at maturity of a Note over its issue price equals or exceeds a de minimis amount (generally
 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date). The "issue price" of an issue of Discount Notes equals the first price to the public at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The "stated redemption price at maturity" of a Discount Note is the sum of all payments provided by the Note other than "qualified stated interest" payments.

     The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the Company) at least annually at a single fixed rate (or at certain floating rates) that appropriately takes into account the length of the interval between stated interest payments.

     The applicable Pricing Supplement will state whether a particular issue of Notes will constitute an issue of Discount Notes.

     Unless the election described below in "Election to Treat All Interest as Original Issue Discount" is made, a Discount Note with only a de minimis amount of original issue discount will not be considered to have original issue discount. The Holders of such Notes will include such de minimis original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note.

     A Holder of a Discount Note must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method before the receipt of the cash payments attributable to such income, regardless of such Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year (or portion of the taxable year) on which such Holder held such Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

     In certain cases, Notes that bear stated interest and are issued at par (including especially Floating Rate Notes) may be deemed to bear original issue discount for federal income tax purposes, with the result that the inclusion of interest in income for federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be a, or will be deemed to be a, Discount Note. Unless specified in the applicable Pricing Supplement, Floating Rate Notes will not be Discount Notes.

     The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), and (ii) the amount of qualified stated interest payments, if any, allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note, plus the amount of original issue discount allocable to all prior accrual periods, plus the amount of any qualified stated interest on the Note that has accrued prior to the beginning of the accrual period but is not payable until a later date, minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. If a payment (other than a payment of qualified stated interest) is made on the first day of an accrual period, then the adjusted issue price at the beginning of such accrual period is reduced by the amount of the payment. If a portion of the initial purchase price of a Note is attributable to interest that accrued prior to the Note's issue date, the first stated interest payment on the Note is to be made within one year of the Note's issue date and such payment will equal or exceed the amount of pre-issuance accrued interest, then the Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

     The original issue discount regulations contain certain special rules that generally allow any reasonable method to be used in determining the amount of original issue discount allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of original issue discount allocable to the final accrual period equal the excess of the amount payable at the maturity of the Note (other than any payment of qualified stated interest) over the Note's adjusted issue price as of the beginning of such final accrual period. In addition, if an interval between payments of qualified stated interest on a Note contains more than one accrual period, then the amount of qualified stated interest payable at the end of such interval is allocated pro rata (on the basis of their relative lengths) between the accrual periods contained in the interval.

     Under these rules, Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  Acquisition Premium

     In the event that a Holder purchases a Discount Note for an amount (the "acquisition premium") in excess of its adjusted issue price as of the purchase date and less than its stated redemption price at maturity and does not make the election described below under "Election to Treat All Interest as Original Issue Discount", the amount of original issue discount which such Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period. Alternatively, a Holder may elect to compute original issue discount accruals as described above, treating the Holder's purchase price as the issue price.

  Floating Rate Notes

     A Floating Rate Note will bear qualified stated interest if the Floating Rate Note provides for stated interest at (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     For this purpose, a variable interest rate is a "qualified floating rate" if variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. A variable rate is not considered to generate qualified stated interest if, among other things, the terms of the Note provide for a maximum interest rate or a minimum interest rate that is reasonably expected as of the issue date to cause the yield on the debt instrument to be significantly less, in the case of a maximum rate, or significantly more, in the case of a minimum rate, than the expected yield determined without the maximum or minimum rate, as the case may be.

     An "objective rate" is a rate that is determined using a single fixed formula that is based upon objective financial or economic information that is not within the control of the Company. A variable rate of interest on a debt instrument is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the instrument's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the debt instrument's term.

     A "qualified inverse floating rate" is an objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     The applicable Pricing Supplement will specify if the stated interest on a Floating Rate Note is not qualified stated interest and, if necessary, such Pricing Supplement will contain a description of the rules regarding taxation of such Notes.

  Optional Redemption

     If the Company has an option to redeem a Discount Note, or the Holder has an option to cause a Discount Note to be repurchased, prior to the Discount Note's stated maturity, such option will be presumed to be exercised if, by utilizing any date on which such Discount Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of such Discount Note (the "redemption price") as the stated redemption price at maturity, the yield on the Discount Note would be (i) in the case of an option of the Company, lower than its yield to stated maturity, or (ii) in the case of an option of the Holder, higher than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for original issue discount purposes as if it were redeemed or repurchased, and a new Note were issued, on the presumed exercise date for an amount equal to the Discount Note's adjusted issue price on that date.

  Election to Treat All Interest as Original Issue Discount

     Holders generally may make an election under the Internal Revenue Code of 1986, as amended (the "Code"), to include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election is applicable to a specific debt instrument, or may be made for a class or group of debt instruments. Such election may not be revoked without the consent of the IRS.

     In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing Holder's adjusted tax basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing Holder, and no payments on the Note will be treated as payments of qualified stated interest. If this election is made with respect to a Note with amortizable bond premium, the electing Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludable from gross income) held by such electing Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

     If the election described above to apply the constant yield method to all interest on a Note is made with respect to a Market Discount Note, as defined below, then the electing Holder will be treated as having made the election discussed below under "Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such Holder.

  Short-Term Notes

     Different rules apply to Discount Notes having maturities of not more than one year ("Short-Term Notes"). A Holder of a Short-Term Note who uses the cash method of accounting is generally not required to accrue original issue discount for United States federal income tax purposes. Such a Holder of a Short-Term Note will be required to defer deductions for interest on borrowings allocable to these Short-Term Notes in an amount not exceeding the original issue discount until the Short-Term Note is sold, exchanged, redeemed or retired, unless such Holder makes an election to include original issue discount in income as it accrues. This election is applicable to all of the Holder's subsequently acquired short-term obligations, and is irrevocable without the consent of the IRS. If such an election is made, the interest deduction will not be deferred, but such Holder will be required to include in income currently, as described below, the discount attributable to the Short-Term Note and other subsequently-acquired short-term obligations. In the case of a Holder not required and not electing to include the discount in income currently, any gain realized on the sale, exchange, redemption or retirement of such Short Term Note will be ordinary income to the extent of the original issue discount accrued through the date thereof.

     Holders that report income for United States federal income tax purposes under the accrual method and certain other Holders (including banks, dealers in securities and cash method Holders that so elect) are required to include in income currently the discount attributable to such Short-Term Notes as (i) original issue discount under the constant yield method described above, or (ii) pursuant to an election, as acquisition discount. "Acquisition discount" is the excess of the stated redemption price at maturity of the Short-Term Note over the Holder's tax basis for the Short-Term Note. Acquisition discount will be included in income on a straight-line basis unless an election is made to include such acquisition discount in income under the constant-yield method. The tax basis of any Short-Term Note in the hands of a Holder shall be increased by the amount of original issue discount or acquisition discount previously included in such Holder's income and reduced by any payments previously made with respect to such Short-Term Note.

     For purposes of determining the amount of original issue discount or acquisition discount subject to these rules, the original issue discount regulations provide that no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity.

  Market Discount

     If a Holder purchases a Note, other than a Discount Note, for an amount that is less than its issue price or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date (a "Market Discount Note"), the amount of the difference will be treated as "market discount", unless such difference is less than a specified de minimis amount.

     In general, any gain realized on the sale, exchange, redemption or retirement of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Market Discount Note. Such an election applies to all subsequently acquired debt instruments with market discount. Such an election is irrevocable without the consent of the IRS. Market discount accrues on a straight-line basis unless the Holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the Market Discount Note with respect to which it is made and is irrevocable without the consent of the IRS. A Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

     The market discount rules do not apply to a Short-Term Note.

  Refer to Pricing Supplements

     Certain of the Discount Notes may contain features making them subject to rules that differ from the general rules discussed above. Pricing Supplements relating to Notes containing features subject to different rules will describe the applicable United States federal income tax consequences of such features.

  Reporting Obligation

     The Company is required to report to the IRS the amount of original issue discount accrued on Discount Notes held of record by United States persons other than corporations and other exempt Holders. The amount required to be reported by the Company may not be equal to the amount of original issue discount required to be reported as taxable income by a Holder that purchases such Discount Notes at a price that differs from the issue price of the Notes.

FOREIGN CURRENCY NOTES

     The following summary relates to Notes the payments on which are denominated in or determined by reference to a Foreign Currency.

  Payments of Interest in a Foreign Currency

     Upon receipt of an interest payment in a Foreign Currency, cash method Holders will be required to include in income the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     Upon receipt of an interest payment in a Foreign Currency, accrual method Holders may determine the amount of income to be recognized with respect to such interest payment in accordance with either of two methods. Under the first method, the amount of income recognized will be based on the average exchange rate in effect during the accrual period (or, with respect to an accrual period that spans two taxable years, on the average rate for the partial period within the taxable year).

     Under the second method, an accrual method Holder may elect to translate such accrued interest income into U.S. dollars using the rate of exchange on the last day of the accrual period (or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year). If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a Holder applying the second method, may translate such interest using the rate of exchange on the date of receipt. An election to apply the second method will apply to other debt obligations held and subsequently acquired by the Holder and may not be changed without the consent of the IRS.

     Upon receipt of an accrued interest payment paid in Foreign Currency, a Holder will recognize exchange gain or loss, which will be treated as ordinary income or loss, measured by the difference in exchange rates between the time of accrual (calculated under either of the two methods set out above) and the time of receipt of payment.

  Purchase, Sale and Retirement of Foreign Currency Notes

     A Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Note on the date of purchase.

     Exchange gain or loss recognized upon the sale, exchange, redemption or retirement of a Note (attributable to fluctuations in currency exchange rates) will be ordinary income or loss which will not be treated as interest income or expense. Exchange gain or loss will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the Holder acquired the Note. Such exchange gain or loss will be recognized only to the extent of the total gain or loss realized by the Holder on the sale, exchange, redemption or retirement of the Note.

  Foreign Currency Discount Notes

     Original issue discount for any accrual period on a Discount Note that is denominated in a Foreign Currency will be determined in the Foreign Currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis Holder. Upon receipt of an amount attributable to original issue discount (whether in connection with a payment of interest or the sale or retirement of a Note), a Holder may recognize ordinary income or loss.

  Amortizable Bond Premium and Market Discount Notes

     With respect to a Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. At the time amortized bond premium offsets interest income, a Holder should recognize exchange gain or loss taxable as ordinary income equal to the difference between the exchange rates at that time and at the time of the acquisition of the Note.

     In the case of a Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on the date of such receipt or disposition, and no exchange gain or loss is recognized on such accrued market discount, and (iii) accrued market discount currently includable in income by a Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and exchange gain or loss is determined by the difference in exchange rates between the time of accrual and the time of receipt of payment.

  Exchange of Foreign Currencies

     A Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange, redemption or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange, redemption or retirement. Any gain or loss realized by a Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

  Indexed Notes

     The applicable Pricing Supplement will contain a discussion of any special United States federal income tax rules with respect to currency indexed Notes or other Indexed Notes.

NON-UNITED STATES PERSONS

     Subject to the discussion of "Backup Withholding" below, payments of principal, premium, if any, and interest, including original issue discount, by the Company or its agent (in its capacity as such) to any Holder of a Note that is not a United States person will not be subject to United States federal withholding tax provided, in the case of interest, including original issue discount, that (i) such Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such Holder is not a controlled foreign corporation for United States tax purposes that is related to the Company (directly or indirectly) through stock ownership, and (iii) the appropriate certification requirements have been met. Appropriate certification requires a statement from either (A) the beneficial owner of the Note that certifies to the Company or its agent, under penalties of perjury, that it is not a United States person and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note, that certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by another financial institution and furnishes the payor with a copy thereof.

     If a Holder of a Note that is not a United States person is engaged in a trade or business in the United States and interest, including original issue discount, on the Note is effectively connected with the conduct of such trade or business, such Holder, although exempt from the withholding tax discussed in the preceding paragraph, may be subject to United States federal income tax on such interest and original issue discount and gain on, if any, disposition in the same manner as if it were a United States person. In addition, such a Holder that is a foreign corporation may be subject to the 30% branch profits tax (subject to adjustment pursuant to an applicable treaty) on its effectively connected earnings and profits (including original issue discount and other interest). Instead of the certificate described in the preceding paragraph, such Holder must provide the Company or its agent with a properly executed IRS Form 4224 to claim exemption from United States federal withholding tax. However, such a Holder may still be required to provide the certification described in the preceding paragraph in order to obtain an exemption from backup withholding, discussed below.

     Any capital gain, market discount or exchange gain realized upon sale, exchange, redemption or retirement of a Note by a Holder that is not a United States person will not be subject to United States federal income or withholding taxes if (i) such gain (including market discount) is not effectively connected with a United States trade or business of the Holder, and (ii) in the case of an individual, such Holder (A) is not present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption or retirement, or (B) does not have a tax home (as defined in Section 911(d)(3) of the Code) in the United States in the taxable year of the sale, exchange, retirement or other disposition and the gain is not attributable to an office or other fixed place of business maintained by such individual in the United States.

     Notes held by an individual who is neither a citizen nor a resident of the United States for United States federal income tax purposes at the time of such individual's death will not be subject to United States federal estate tax provided that the income from the Notes was not or would not have been effectively connected with a United States trade or business of such individual and that such individual qualified for the exemption from United States federal withholding tax (without regard to the certification requirements) that is described above.

     PROSPECTIVE PURCHASERS OF THE NOTES THAT ARE NOT UNITED STATES PERSONS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE CONSEQUENCES TO THEM OF OWNERSHIP OF NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     For each calendar year in which the Notes are outstanding, the Company is required to provide the IRS with certain information, including the Holder's name, address and taxpayer identification number (either the Holder's Social Security number or its employer identification number, as the case may be), the aggregate amount of principal and interest paid (including original issue discount, if any) to that Holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain Holders that are certain United States persons, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts ("exempt recipients").

     In the event that a Holder that is not an exempt recipient fails to supply its correct taxpayer identification number in the manner required by applicable law or under reports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest (including original issue discount) and principal and premium, if any, on the Notes. This backup withholding is not an additional tax and may be credited against the Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any other agent thereof (in its capacity as such) to a Holder of a Note with respect to which the Holder has provided required certification that it is not a United States person under penalties of perjury as set forth in clause (iii) in the first paragraph under "Non-United States Persons" or has otherwise established an exemption, provided that neither the Company nor such agent has actual knowledge that the Holder is a United States person or that the conditions of any other exemption are not in fact satisfied.

     Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States tax purposes, or (iii) a foreign person, 50% or more of whose gross income from all sources for the three-year period ending on the close of its taxable year preceding the payment was effectively connected with a United States trade or business, in which case information reporting may apply to such payments. Payment of the proceeds from a sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the Holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding, provided that neither the Company nor such broker has actual knowledge that the Holder is a United States person or that the conditions of any other exemption are not in fact satisfied.

                                 NOTE WARRANTS

     The Company also may issue from time to time warrants to purchase Notes ("Note Warrants"). The Note Warrants may be issued together with or separately from any Notes and, if issued together with Notes, may be attached to or separate from such Notes. The particular terms of any issue of Note Warrants, the terms of the

Warrant Agreement under which such Note Warrants are issued, the Notes issuable upon exercise of such Note Warrants, any initial public offering price, any net proceeds to the Company and any other specific terms of such issue of Note Warrants and a description of any material federal income tax consequences to holders thereof will be set forth in a supplement to this Prospectus Supplement respecting such issue of Note Warrants (a "Note Warrant Supplement"). Unless accompanied by a Note Warrant Supplement, no Note Warrants are offered by this Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     Under the terms of a Distribution Agreement, dated April 13, 1998, the Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Company will pay each Agent a commission ranging from
 .125% to .750% of the principal amount of each Note sold through such Agent. The commission payable by the Company to the Agents with respect to Notes with maturities greater than 30 years will be negotiated at the time the Company issues such Notes and will be disclosed in the applicable Pricing Supplement.
The Company will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, without notice to the Company, to reject any offer to purchase Notes received by it, in whole or in part. The Company may sell Notes to any Agent, acting as principal, at a discount or premium to be agreed upon at the time of sale, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of such resale or at a fixed public offering price, as determined by such Agent. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. In addition, any Agent may offer the Notes it has purchased as principal to other dealers, or may use a selling or dealer group, in connection with the resale of the Notes purchased, subject to the Company's prior approval. Such Agent may sell Notes to any such approved dealer at a discount and, unless otherwise specified in the Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. After the initial public offering of any Notes, the public offering price, concession and discount for such resales may from time to time be varied by such Agent. The Company has reserved the right to sell Notes directly to investors from time to time on its own behalf and on such sales no discounts will be allowed and no commissions will be paid. In addition the Company may appoint additional agents or terminate existing Agents.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under the Act. The Company has agreed to reimburse the Agents for certain expenses.

     In addition to offering Notes through the Agents as described herein, the Company may sell other Debt Securities, shares of Common Stock or Warrants to purchase Debt Securities or shares of Common Stock. Under certain circumstances, the sale of any such Securities may reduce correspondingly the maximum aggregate amount of Notes that may be offered by this Prospectus Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange and will not have an established trading market when issued. Each Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue market-making at any time without notice. There can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes.

     In order to facilitate an offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, Notes in the open market. Finally, the Agents may reclaim selling concessions allowed to any agent or a dealer for distributing the Notes in the offering, if the

Agents repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities, and may end any of these activities at any time.

     The Agents and their affiliates may engage in transactions with and perform services for the Company or its affiliates in the ordinary course of business.

PROSPECTUS

                                                                        TRW LOGO

                                    TRW INC.

                                Debt Securities
                                  Common Stock
                                    Warrants

     TRW Inc. ("TRW" or the "Company") intends to issue from time to time (i) debt securities (the "Debt Securities"), (ii) shares of its common stock, par value $0.625 per share ("Common Stock"), (iii) warrants to purchase debt securities (the "Debt Warrants"), and (iv) warrants to purchase Common Stock ("Common Stock Warrants" and, together with the Debt Warrants, the "Securities Warrants") from which the Company will receive proceeds of up to an aggregate of $1,000,000,000 (or the equivalent in foreign denominated currency or units consisting of multiple currencies) and which will be offered on terms to be determined at the time of sale (the Debt Securities, Common Stock and Securities Warrants offered hereby being referred to herein collectively as the "Offered Securities"). The Debt Securities and Debt Warrants may be issued in one or more series with the same or various maturities, at par or at a premium or with an original issue discount. The Common Stock Warrants may be issued in one or more series with the same or various maturities, with exercise prices at market value or at a premium or discount to market value. The purchase price for the Offered Securities and the principal of and any premium and any interest on the Debt Securities may be payable in U.S. dollars or foreign denominated currency or currency units.

     The specific terms of the Offered Securities in respect of which this Prospectus is delivered, including, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, designated currency or currency units, offering price, maturity, rate of interest (or method of calculation) and time of any payment of interest, any right on the part of the holders of Debt Securities to require the repurchase thereof by the Company, any redemption, sinking fund and other terms and any securities exchange listing of Debt Securities, (ii) in the case of Common Stock, the number of shares and the initial public offering price, (iii) in the case of Securities Warrants, the designation and the number of securities issuable upon their exercise, the duration, offering price, exercise price, number and detachability thereof, and (iv) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities, will be set forth in the applicable Prospectus Supplement.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     The Company may sell the Offered Securities in any one or more of the following ways: (i) directly to purchasers; (ii) through agents; (iii) to dealers; or (iv) to underwriters. If any underwriters, agents or dealers are involved in the sale of the Offered Securities, their names and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale also will be set forth in the Prospectus Supplement.

March 25, 1998

     No person has been authorized to give any information or to make any representations not contained in this Prospectus or any Prospectus Supplement in connection with the Offer made by this Prospectus or any Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the Offered Securities in any jurisdiction in which or to any person to whom it is unlawful to make such offer or solicitation. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which they relate. Neither the delivery of this Prospectus and any Prospectus Supplement and any sale of or offer to sell the Offered Securities shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Common Stock is traded on the New York, Chicago and Philadelphia Stock Exchanges and on the Pacific Exchange, as well as on the Frankfurt and London Stock Exchanges. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605; the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104; and the Philadelphia Stock Exchange Inc., Stock Exchange Building, 1900 Market Street, Philadelphia, Pennsylvania 19103.

     This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement," which term shall include any amendments thereto) filed by the Company with the Commission under the Securities Act of 1933 (the "Securities Act"), relating to the securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Financial Services, TRW Inc., 1900 Richmond Road, Cleveland, Ohio 44124, telephone (216) 291-7654.

     The following documents filed by the Company with the Commission (File No. 1-2384) are hereby incorporated by reference in this Prospectus:

          1. Annual Report on Form 10-K for the year ended December 31, 1997;
     and

          2. The description of the Common Stock (and related preference stock purchase rights) contained in Exhibit 4(a) to the Company's Form 10-Q for the quarter ended March 31, 1996 and the Company's Form 8-A dated April 25, 1996, including any amendments and reports filed for the purpose of updating those descriptions.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     TRW is an international company that provides advanced technology products and services. The principal businesses of TRW and its subsidiaries are the design, manufacture and sale of products and the performance of systems engineering, research and technical services for industry and the United States Government in two industry segments: Automotive and Space, Defense & Information Systems. TRW's principal products and services include automotive systems and components; spacecraft; software and systems engineering support services; and electronic systems, equipment and services. TRW was incorporated under the laws of Ohio on June 17, 1916.

     The principal executive offices of the Company are located at 1900 Richmond Road, Cleveland, Ohio 44124, and the telephone number is (216) 291-7000.

AUTOMOTIVE

     TRW's Automotive segment designs, manufactures and sells a broad range of steering, suspension, engine, safety, engineered fastening, electronic, electromechanical and other components and systems for passenger cars and commercial vehicles, including trucks, buses, farm machinery and off-highway vehicles. These products include occupant safety systems such as seat belt systems and inflatable restraint systems, sensors, steering wheels, manual and power steering gears, engine valves and valve train components, suspension components, electronic monitoring and control systems, electromechanical assemblies, fasteners, stud welding systems and other components.

     The products included in this industry segment are sold primarily to automotive original equipment manufacturers. In addition, TRW sells its automotive components for use as aftermarket parts to automotive original equipment manufacturers and others for resale through their own independent distribution networks.

SPACE, DEFENSE & INFORMATION SYSTEMS

     TRW's Space, Defense & Information Systems segment includes spacecraft, software and systems engineering and integrating support services and electronic systems, equipment and services.

     The Company's spacecraft activities include the design and manufacture of spacecraft equipment, propulsion subsystems, electro-optical and instrument systems, spacecraft payloads, high-energy lasers and laser technology and other high-reliability components. TRW's software and systems engineering and integration support services are in the fields of command and control, security for defense and nondefense applications, modeling and simulation, training, telecommunications, counterterrorism, undersea surveillance, antisubmarine warfare and other high technology space and defense mission support systems, management of radioactive waste, automated fingerprint matching, upgrading of the nation's air traffic control program and other civilian applications. The Company's electronic systems, equipment and services include the design and manufacture of communications systems, avionics systems, commercial telecommunications and other electronic technologies for space, defense and selected commercial applications. The Company's information technology systems, products and services are in the areas of defense, health and human safety and welfare, integrated supply chain, warehousing, logistics, criminal justice, tax systems modernization and financial reporting applications for government and commercial customers.

     Products and services in this industry segment are sold and distributed principally to the United States Government, agencies of the United States Government, state, local and foreign governments and government agencies and commercial customers. TRW's spacecraft business involves the sale to the United States Government of subsystems and components for space propulsion and unmanned spacecraft for defense, scientific research and communications purposes. TRW is currently participating in a number of spacecraft programs. Software and systems engineering and integration support services are sold primarily to the United States Government defense agencies and to Federal civilian and other state and local governmental agencies. These services include a wide variety of computer software systems and analytical services for space and defense, air traffic control, and advanced communication and data retrieval applications. Sales to the United States Government of electronic systems, equipment and services consist of systems and subsystems for defense and space applications, including communications, command and control, guidance, navigation, electric power, sensing and electronic display equipment. Information technology systems, products and services are sold primarily to the United States Government, agencies of the United States Government, state, local and foreign governments and government agencies and commercial customers. While classified projects are not discussed herein the operating results relating to classified projects are included in the Company's consolidated financial statements, and the business risks associated with such projects do not differ materially from those of other projects for the United States Government.

     TRW also performs diverse testing and general research projects in many of the technical disciplines related to its space, defense and information systems products and services under both private and United States Government contracts, including several advanced defense system projects.

                                USE OF PROCEEDS

     Except as otherwise set forth in the applicable Prospectus Supplement, the Company anticipates that some or all of the net proceeds from the sale of the Offered Securities may be used by the Company, together with internally generated funds and possible future borrowings, for capital expenditures, possible future acquisitions, repayment or refinancing of the Company's indebtedness, future repurchases by the Company of its Common Stock, increased working capital requirements and other corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                  (UNAUDITED)

     The following table shows the ratio of earnings to fixed charges of the Company and its subsidiaries. For purposes of this ratio, "earnings" consist of earnings from continuing operations before income taxes adjusted for minority interests in earnings of consolidated subsidiaries, plus fixed charges, less undistributed earnings of affiliates less than fifty percent of which are owned by the Company. "Fixed charges" consist of interest on borrowed funds, amortization of debt discount and expense and one-third of rental expense which is representative of the interest factor.

                                                              YEARS ENDED DECEMBER 31,
                                                        ------------------------------------
                                                        1997    1996    1995    1994    1993
                                                        ----    ----    ----    ----    ----
Ratio of earnings to fixed charges....................  2.9x(1) 3.4x(2) 5.4x    3.9x    2.5x

---------------

(1) The 1997 earnings from continuing operations before income taxes of $239.7 million includes a $548 million earnings charge for purchased in-process research and development related to the acquisition of BDM International, Inc. Excluding this charge, the ratio of earnings to fixed charges would have been 7.2x.

(2) The 1996 earnings from continuing operations before income taxes of $302.2 million includes a charge of $384.8 million as a result of actions taken in the automotive and space and defense businesses. Excluding this charge, the ratio of earnings to fixed charges would have been 7.1x.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued in one or more series under an indenture dated as of May 1, 1986, as supplemented (the "Indenture"), between the Company and The Chase Manhattan Bank, as successor trustee (the "Trustee") to Mellon Bank, N.A. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture.

GENERAL

     The Indenture does not limit the amount of Debt Securities which can be issued and provides that Debt Securities may be issued up to the aggregate principal that may be authorized from time to time by the Company. Reference is made to the Prospectus Supplement for the following terms of Debt Securities offered hereby ("Offered Debt Securities"): (i) the specific designation, aggregate principal amount and authorized denominations of the Offered Debt Securities; (ii) the percentage of the principal amount at which such Offered Debt Securities will be issued; (iii) the date on which the Offered Debt Securities will mature; (iv) the rate per annum (which may be fixed or floating), if any, at which the Offered Debt Securities will bear interest or the method of determining such rate; (v) the times at which any such interest will be payable and the record dates with respect thereto; (vi) any sinking fund or redemption terms; (vii) any right of the holders to require the Company to repurchase the Offered Debt Securities; (viii) the currency or currencies in which the purchase price for, the principal of and any premium and any interest on the Offered Debt Securities may be payable; (ix) if the currency in which the purchase price for, the principal of and any premium and any interest on the Offered Debt Securities may be payable is at the purchaser's election, the manner in which such an election may be made; (x) any securities exchange on which the Offered Debt Securities will be listed; (xi) whether the Debt Securities are to be issued in the form of one or more global securities representing such Debt Securities (each, a "Global Security") and, if so, the identity of a depository (the "Depository") for such Global Securities; and
(xii) any other specific terms. In the case of Offered Debt Securities that are registered, principal, any premium, and any interest on the Offered Debt Securities may be paid at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the register for the Offered Debt Securities. Interest payments will be subject to applicable withholding taxes.

     The Debt Securities will be unsecured and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company.

     No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 3.05 of the Indenture).

     Debt Securities of a series may be issuable in the form of one or more Global Securities, which will be denominated in an amount equal to the aggregate principal amount of such Debt Securities. See "Global Securities" below.

     The Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate that at the time of issuance is below market rates) to be sold at a substantial discount below the stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depository identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by or to the Depository for such Global Security or its successor, or any nominee of such Depository or successor Depository (Section 2.04 of the Indenture).

     The specific terms of the depository arrangement with respect to any series of Debt Securities and the rights of and limitations on owners of beneficial interests in Global Securities representing Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

LIMITATION ON LIENS

     The Indenture provides that, so long as any of the Debt Securities remain outstanding, the Company will not, nor will it permit any Domestic Subsidiary (as defined) to, create or assume any mortgage, security interest, pledge or lien ("mortgage") upon any Principal Property (as defined) or upon any shares of capital stock or indebtedness of any Domestic Subsidiary if such mortgage secures or is intended to secure, directly or indirectly, the payment of any indebtedness for borrowed money evidenced by notes, bonds, debentures or other similar evidences of indebtedness ("Debt") without providing that the Debt Securities shall be secured equally and ratably by such mortgage. This restriction does not apply to (i) mortgages on any Principal Property existing at the time of the acquisition thereof or securing the purchase price thereof or securing the cost of construction of or improvement on a Principal Property that are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement; (ii) mortgages on property of a corporation existing at the time such corporation becomes a Domestic Subsidiary or is merged or consolidated with the Company or a Domestic Subsidiary or existing at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) or other Person (as defined) as an entirety or substantially as an entirety to the Company or a Domestic Subsidiary; (iii) mortgages securing indebtedness of the Company or a Domestic Subsidiary to the Company or a Wholly Owned Domestic Subsidiary (as defined); (iv) mortgages in favor of the United States or any State or Territory or Possession thereof, or any foreign country, or any department, agency, instrumentality or political subdivision of any of such domestic or foreign jurisdictions, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any debt incurred for the purpose of financing all or part of the purchase price or the cost of constructing the property subject to such mortgages; and (v) mortgages representing the extension, renewal or replacement (or successive extensions, renewals or replacements) of mortgages referred to in the foregoing clauses (i) through (iv) (Section 5.05 of the Indenture). "Principal Property" is defined in the Indenture as each manufacturing plant, engineering facility or research facility owned or leased by the Company or a Domestic Subsidiary other than any such plant or facility or portion thereof which the Directors reasonably determine not to be of material importance to the Company and its Subsidiaries (as defined) taken as a whole (Section 1.01 of the Indenture). See also "-- Exempted Indebtedness" below.

LIMITATION ON SALE AND LEASEBACK

     Sale and leaseback transactions by the Company or any Domestic Subsidiary (except for transactions involving temporary leases for a term of three years or less and except for transactions among themselves) involving any Principal Property are prohibited unless the sale is for an amount at least equal to its fair value and either (a) the Company or such Domestic Subsidiary would be entitled, pursuant to clauses (i) through (v) of the foregoing Limitation on Liens covenant, to create Debt secured by a mortgage on the Principal Property to be leased in an amount equal to the Attributable Debt (as defined) with respect to such transaction without equally and ratably securing the Debt Securities, or (b) the Company, within 120 days, applies an amount equal to the net proceeds of the sale to the redemption of the securities issued under the Indenture ("Indenture Securities") or other Consolidated Funded Debt (as defined) of the Company ranking prior to or on a parity with the Indenture Securities (or, in lieu of such redemption, delivers Indenture Securities to the Trustee for cancellation) (Section 5.06 of the Indenture). "Attributable Debt" is defined in the Indenture to mean, as to any particular lease under which any Person (as defined) is liable, the lesser of (x) the fair value of the property subject to such lease (as determined by the Directors of the Company) or (y) the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the actual interest factor included in such rent. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated (Section 1.01 of the Indenture). "Consolidated Funded Debt" is defined in the Indenture as all indebtedness for borrowed money of the Company and its consolidated subsidiaries having a maturity of more than 12 months from, or being renewable or extendable beyond 12 months from, the date of incurrence. See also "Exempted Indebtedness".

EXEMPTED INDEBTEDNESS

     Notwithstanding the limitations on mortgages and sale and leaseback transactions outlined above, the Company or any Domestic Subsidiary is permitted to create or assume mortgages or to enter into sale and leaseback transactions, provided that at the time of such event, and after giving effect thereto, the sum of (i) outstanding indebtedness incurred after the date of the Indenture and secured by a mortgage, security interest or lien (other than certain permitted mortgages) plus (ii) the Attributable Debt in respect of sale and leaseback transactions entered into after the date of the Indenture (other than certain permitted sale and leaseback transactions) will not exceed 15% of the Consolidated Net Tangible Assets (as defined) of the Company (Sections 1.01, 5.05(b) and 5.06(b) of the Indenture).

     Other than the restrictions on liens and sale and leaseback transactions described above or as may be set forth in the Prospectus Supplement with respect to any series of Debt Securities, the Indenture does not contain and the Debt Securities will not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

     The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events, unless it is inapplicable, and such other events as may be established for the Debt Securities of a particular series: (a) failure of the Company for 60 days to pay interest on any Debt Securities of such series; (b) failure of the Company to pay principal or premium, if any, when due with respect to any Debt Securities of such series; (c) failure of the Company for 10 days to satisfy any sinking fund obligation with respect to any Debt Securities of such series; (d) failure of the Company for 75 days after appropriate notice to perform any other covenant or agreement in the Indenture applicable to such series; or (e) certain events of bankruptcy, insolvency or reorganization. No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Indenture Securities. In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal of such series (or a portion of the principal amount in the case of certain discounted Debt Securities) to be due and payable (Section 7.01 of the Indenture). Any Event of Default with respect to a particular series of Debt Securities, except in each case a failure with respect to such Debt Security to pay principal, premium, if any, or interest, if any, or any sinking fund installment, if any, may be waived by the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series (Section 7.06 of the Indenture).

     The Indenture requires the Company to file annually with the Trustee an Officers' Certificate (as defined) as to the existence of defaults in performance of certain covenants in the Indenture (Section 5.08 of the Indenture). The Indenture provides that the Trustee may withhold notice to the holders of the Debt Securities of a particular series of any default (except in payment of principal, premium, if any, or interest, if any, or in the making of any sinking fund payment, if any) with respect to such series of Debt Securities if the Trustee determines in good faith that the withholding of notice is in the interest of the holders of such Debt Securities (Section 7.07 of the Indenture).

     The holders of a majority in aggregate principal amount of all outstanding Indenture Securities will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee (Section 7.06 of the Indenture). The Indenture provides that in case an Event of Default shall occur (which shall not have been cured or waived), the Trustee will be required to exercise such of its rights and powers under the Indenture and to use the degree of care and skill in their exercise that a prudent man would exercise or use in the conduct of his own affairs (Section
8.01 of the Indenture). Subject to the provisions of Section 8.01, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities, unless they shall have offered to the Trustee reasonable security or indemnity (Section
8.02 of the Indenture).

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may consolidate with, or sell or convey all or substantially all of its assets to, or merge into, any other entity, if (i) the corporation formed by such consolidation or into which the Company is merged, or the entity which acquired all or substantially all of the Company's assets shall be organized and existing under the laws of the United States of America or any state thereof and the resulting entity expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on the Debt Securities according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed, observed or satisfied by the Company and (ii) immediately after such merger or consolidation, or such sale or conveyance, no Event of Default shall have occurred or be continuing and such successor entity shall not immediately thereafter have outstanding any secured indebtedness not permitted by Section 5.05 of the Indenture (see "-- Limitation on Liens" above) unless such entity secures the Debt Securities in accordance with Section 12.03 of the Indenture (Section 12.01 of the Indenture).

DEFEASANCE

     The Indenture provides that the Company, at its option, either (a) will be discharged from any and all obligations with respect to any series of Debt Securities (except for certain obligations to register the transfer or exchange of the Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (as described under "Limitation on Liens" and "Limitation on Sale and Leaseback") with respect to any series of Debt Securities, upon the deposit with the Trustee (or, in the case of a discharge of obligations, 91 days after such deposit), in trust, of money or the equivalent in securities of the government that issued the currency in which the Debt Securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, and any repurchase obligations with respect to, such series of Debt Securities on the dates such payments are due in accordance with the terms of the Debt Securities. To exercise any such option, no Event of Default, or event which with notice or lapse of time would become an Event of Default, with respect to such series of Debt Securities shall have occurred and be continuing. The Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for United States federal income tax purposes and, in the case of a discharge of obligations, accompanied by a ruling to such effect received from or published by the Internal Revenue Service (Section 13.02 of the Indenture).

MODIFICATION OF THE INDENTURE

     With certain exceptions, the Indenture, the rights and obligations of the Company and the rights of the holders of the Debt Securities may be modified by the Company with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding Indenture Securities of each series to be affected; but, without the consent of the holders of all outstanding Debt Securities affected thereby, no such modifications may be made which would among other things (i) change the maturity of any Debt Security or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of interest thereon, or change the method of computing the amount of principal thereof on any date or (ii) reduce the above-stated percentage of outstanding Indenture Securities, the consent of the holders of which is required to modify or alter the Indenture. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of the holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of securities of any other series (Section 11.02 of the Indenture).

CONCERNING THE TRUSTEE

     The Trustee acts as trustee under other indentures and trust agreements to which the Company is a party under which approximately $973,530,000 aggregate principal amount of debentures and notes were outstanding as of February 28, 1998. The Trustee is also a depository for funds of the Company and performs other services and provides credit facilities for the Company and its subsidiaries in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock, (ii) 5,000,000 shares of Serial Preference Stock II, without par value (the "Serial Preference Stock II"), and (iii) 99,536 shares of Serial Preference Stock, without par value (the "Serial Preference Stock" and, together with the Serial Preference Stock II, the "Preference Stock"). The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Amended Articles of Incorporation of the Company, the Regulations of the Company and the Rights Agreement, dated as of April 24, 1996 (the "Rights Agreement"), between the Company and National City Bank, as Rights Agent (the "Rights Agent"), a copy of each of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     As of February 27, 1998, there were 133,431,355 shares of Common Stock issued, 10,743,854 shares held in treasury and 122,687,501 shares outstanding and held of record by 25,390 shareholders. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The Common Stock is subject to the express terms of the Preference Stock and any series thereof. Each share of Common Stock is entitled to one vote per share on the election of directors and upon all other matters on which shareholders are entitled to vote. The holders of Common Stock are not entitled to cumulative voting rights, except if requested by such holders pursuant to Ohio law. Holders of Common Stock are entitled to receive dividends and other distributions when, as and if declared from time to time by the Board of Directors of the Company out of funds legally available for such purposes subject to any preferential rights of, and sinking fund or redemption or purchase rights with respect to, outstanding shares of Preference Stock, if any. Dividends may not be paid to holders of

Common Stock if the dividends fixed with respect to the Preference Stock have not been paid or provided for. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights and payment of any distributions owing to holders of shares of Preference Stock then outstanding, if any. Holders of the shares of Common Stock have no preemptive or conversion rights, and the shares of Common Stock are not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the shares of Common Stock. The Common Stock is traded on the New York, Chicago and Philadelphia Stock Exchanges and on the Pacific Exchange, as well as on the Frankfurt and London Stock Exchanges.

PREFERENCE STOCK

     The Board of Directors has the authority, without further action by the shareholders, to issue Preference Stock in one or more series and to fix the rights, designations, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, terms and rights of redemption, liquidation preferences and sinking fund terms (any or all of which may be greater than the rights of the Common Stock). Shares of Preference Stock rank, as to dividend and liquidation rights, senior to Common Stock and on a parity with each other. Dividends on Preference Stock are cumulative from the date of issuance or from such other date or dates as may be fixed for the series by the Board of Directors. The Board of Directors, without action of the shareholders, can issue shares of Preference Stock with conversion, voting and other rights that could adversely affect the rights of the holders of shares of Common Stock.

     As of February 27, 1998, there are no shares of Serial Preference Stock outstanding. The holders of Serial Preference Stock are entitled to receive $100 per share in the event of any involuntary liquidation, dissolution or winding up of the affairs of the Company. As of February 27, 1998, there are two series of Serial Preference Stock II outstanding: Cumulative Preference Stock II, $4.40 Convertible Series 1 ("Series 1"), and Cumulative Serial Preference Stock II, $4.50 Convertible Series 3 ("Series 3"). As of February 27, 1998, the Company had 1,735,000 authorized shares of Series 1, of which 43,786 shares were outstanding, and 2,120,000 authorized shares of Series 3, of which 73,403 shares were outstanding. In addition, there are authorized, but not outstanding, 1,145,000 shares of Cumulative Redeemable Serial Preference Stock II, Series 4 ("Series 4"). The fixed annual dividend rates are $4.40 per share for Series 1 and $4.50 per share for Series 3, and in the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of outstanding shares of Series 1 and Series 3 are entitled to receive $104 and $40 per share, respectively, in case of any involuntary liquidation, dissolution or winding up of the affairs of the Company and an amount equal to the redemption price in effect on the distribution date in case of any voluntary liquidation, dissolution or winding up of the affairs of the Company. The quarterly dividend rate fixed for each share of Series 4 is the lesser of $100 or 100 times the aggregate per share dividend amounts declared on a share of Common Stock since the immediately preceding quarterly dividend payment date. In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of outstanding shares of Series 4 are entitled to receive an amount per share at least equal to the redemption price in effect on the Distribution Date (as defined below).

     Each share of Serial Preference Stock II is entitled to one vote, and the holders of Serial Preference Stock are entitled to two votes per share. Holders of Common Stock, Serial Preference Stock II and Serial Preference Stock vote together as one class on all matters, except following certain defaults in the payment of dividends on the Preference Stock, or with respect to certain transactions or amendments to the Company's Articles of Incorporation, which require holders of Serial Preference Stock II and Serial Preference Stock to vote separately as two classes.

     Shares of Series 1 are convertible into Common Stock at the option of the holders at any time prior to redemption at the rate of 8.8 shares (as adjusted) of Common Stock for each share of Series 1, and outstanding shares of Series 3 are convertible into Common Stock at the option of the holders at any time prior to redemption at the rate of 7.448 shares (as adjusted) of Common Stock for each share of Series 3, in each case subject to adjustment to reflect stock splits, stock dividends, combinations and certain issuances of securities and distributions. Shares of Series 4 are not convertible into shares of Common Stock. Shares of Series 1 and Series 3 are redeemable at a price of $104 and $100 per share, respectively. Shares of Series 4 are redeemable at a price of

$30,000 per share, subject to adjustment from time to time pursuant to the Rights Agreement, which sets forth the terms of the shareholder purchase rights plan adopted by the Board of Directors.

PREFERENCE STOCK PURCHASE RIGHTS

     Under the Rights Agreement, each outstanding share of Common Stock is accompanied by one-half of a preference share purchase right (each, a "Right"). Except as described below, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series 4 at a purchase price of $300 per one one-hundredth of a share of Series 4 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

     Until the earlier to occur of (i) the close of business on the tenth business day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of capital stock of the Company that may be voted on all matters submitted to shareholders of the Company generally (the "Voting Shares"); provided, however, the Company, any subsidiary of the Company, any employee benefit or stock ownership plan of the Company, any person who acquires Voting Shares from the Company in transactions approved by the Board of Directors, any person who becomes the beneficial owner of 20% or more of the outstanding Voting Shares as a result of an acquisition of Voting Shares by the Company (so long as that person does not afterwards acquire additional Voting Shares) and any person whom the Board of Directors determines has inadvertently become an Acquiring Person and who promptly divests sufficient Voting Shares so as no longer to be an Acquiring Person are excluded from the definition of Acquiring Person, (ii) the close of business on the tenth business day (or such later date as may be specified by a majority of the Board of Directors) following the commencement of a tender offer or exchange offer by a person or group of affiliated or associated persons, the consummation of which would result in beneficial ownership by such person of 20% or more of such outstanding Voting Shares, or (iii) the close of business on the tenth business day after the first occurrence of certain events described below that would result in the Rights becoming exercisable to purchase shares of Common Stock or common stock of another person (the earliest of such dates being hereinafter called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of May 17, 1996, and certain subsequently issued shares of Common Stock, by such Common Stock certificates. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of May 17, 1996 will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificates.

     No Right is exercisable at any time prior to the Distribution Date. The Rights will expire on April 24, 2006 (the "Final Expiration Date") unless earlier redeemed by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. Upon the occurrence of certain events described below, the Rights will become exercisable to purchase shares of Common Stock or common stock of another person in lieu of shares of Series 4.

     In the event that (i) an Acquiring Person merges into or combines with the Company where the Company is the surviving corporation or engages in certain other self-dealing transactions, (ii) during such time as there is an Acquiring Person, there is a reclassification of securities or other transaction that increases by more than one percent the amount of Company securities owned by the Acquiring Person, (iii) any person, together with all affiliated or associated persons, becomes an Acquiring Person, or (iv) (a) (1) any person is determined by the Board of Directors to have become, or to have announced an intention to become, the owner of an amount of Voting Shares that the Board of Directors determines is substantial (which amount is not less than 5% of the outstanding Voting Shares) and (2) the Board of Directors determines that such ownership is causing or may reasonably be anticipated to cause a material adverse effect on the Company's government contracting business (such person being an "Adverse Person") or (b) as to any specific person, the Board of Directors has established a specific percentage of Voting Shares (which percentage is not less than 5% or less than the ownership level of Voting Shares that such person has publicly announced it owns) that, if owned by such person, will result in such person being declared an Adverse Person in accordance with the criteria set forth above and such person becomes an Adverse Person (each event described in (i) - (iv) above being a "Flip-in Event"), proper provision shall be made so that each holder of a Right, other than Rights that are or were owned beneficially by such person on or after the date upon which such person became an Acquiring Person or an Adverse Person (which thereafter will be void), will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company or any combination thereof) having a market value of two times the exercise price of the Right.

     In the event that after any person has become an Acquiring Person (i) the Company merges with or into any person and the Company is not the surviving corporation, (ii) any person merges with or into the Company and the Company is the surviving corporation, but its Common Stock is changed or exchanged or (iii) 50% or more of the Company's assets or earning power, including, without limitation, securities creating obligations of the Company, are sold to any person (each event described in (i) - (iii) above being a "Flip-over Event"), proper provision shall be made so that each holder of a Right (other than Rights held by an Acquiring Person or an Adverse Person) will thereafter have the right to receive, upon exercise thereof at the then current Purchase Price, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person that at the time of such transaction would have a market value of two times the exercise price of the Right.

     The Purchase Price payable, and the number of shares of Series 4 or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least one percent. No fractional shares of Series 4 will be issued (other than fractions that are integral multiples of one one-hundredth of a share of Series 4), and in lieu thereof, a payment in cash may be made based on the market price of the shares of Series 4 on the last trading day prior to the date of exercise.

     The Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment (the "Redemption Price") at any time prior to the earlier of (i) the close of business on the tenth business day after the first occurrence of a Flip-in Event or a Flip-over Event or (ii) April 24, 2006; provided, however, that the Board of Directors may not redeem the Rights after they declare a person to be an Adverse Person. Immediately upon the effective date of the action of the Board of Directors electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of holders of Rights will be to receive the Redemption Price. The Company will give notice of any redemption to the holders of the then outstanding Rights by mailing notice to all such holders at their last addresses as they appear on the registry books of the Rights Agent.

     At any time after the occurrence of a Flip-in Event or a Flip-over Event, but before any person or group of affiliated or associated persons becomes the beneficial owner of 50% or more of the then outstanding shares of Common Stock, the Company may exchange all or part of the then outstanding and exercisable Rights for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, as adjusted. Immediately upon the action of the Board of Directors ordering the exchange of any Rights, the right to exercise those Rights shall terminate and the only right thereafter of a holder of those Rights will be to receive the appropriate number of shares of Common Stock in exchange. The Company will give notice of any exchange by public announcement and by mailing notice of the exchange to all the holders of the affected Rights at their last addresses as they appear on the registry books of the Rights Agent.

     The Company may amend the Rights Agreement without the approval of any holders of Rights in order to cure any ambiguity, to correct or supplement any defective or inconsistent provision, or to make any other provisions with respect to the Rights as the Company may deem necessary or desirable; provided, however, that from and after the earlier of (i) the Distribution Date or (ii) the date on which the Board of Directors declare any person to be an Adverse Person (the "Final Amendment Date"), the Rights Agreement may not be amended in any manner that would adversely affect the interests of the holders of Rights. Without limiting the foregoing, the Company may at any time prior to the Final Amendment Date amend the Rights Agreement to lower the ownership thresholds governing when a beneficial owner becomes an Acquiring Person and when the Distribution Date occurs to not less than the greater of (a) the sum of .001% and the largest percentage of outstanding shares of Common Stock then beneficially owned by any person (other than the Company, any subsidiary of the Company, any employee benefit plan or stock ownership plan of the Company or any person who acquires Voting Shares from the Company in transactions approved by the Board of Directors) or (b) 10%.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at their option, at any time until ten business days following the first occurrence of a Flip-in Event or a Flip-over Event, redeem all, but not less than all, of the then outstanding Rights at the applicable Redemption Price.

     This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

OHIO LAW AND CERTAIN CHARTER PROVISIONS

     Certain statutory provisions of Ohio law and the Company's Amended Articles of Incorporation and Regulations may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of the Company, including transactions in which shareholders of the Company might otherwise receive a premium over the then current market prices for their shares.

     The Company's Amended Articles of Incorporation and Regulations contain various provisions that may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of the Company that is not approved by the Board of Directors. These provisions include (i) the right of the Board of Directors to issue unissued and unreserved shares of Common Stock without shareholder approval; (ii) the right of the Board of Directors to issue shares of Preference Stock in one or more series and to designate the number of shares of each such series and the relative rights and preferences of such series, including voting rights (to the extent now or hereafter permitted by law), terms of redemption, redemption prices and conversion rights, without further shareholder approval;
(iii) a Board of Directors divided into three classes such that directors are elected to serve for three-year staggered terms; (iv) provisions prohibiting the removal of directors without cause except upon the vote of holders of two-thirds of the combined voting power represented by the outstanding shares of Common Stock, Serial Preference Stock and Serial Preference Stock II; and (v) provisions restricting the ability of shareholders to call a special meeting except upon the consent of shareholders representing 35% of the outstanding shares entitled to vote at such meeting.

     Under Ohio law, any person who proposes to make a "control share acquisition" must provide written notice thereof to the target corporation and must obtain prior shareholder approval. A "control share acquisition" is the acquisition of shares in an "issuing public corporation" resulting in the person being able to exercise voting power in the election of directors of the issuing public corporation within three ranges: (i) one-fifth to one-third, (ii) one-third to one-half and (iii) more than one-half of such voting power. The Company is an "issuing public corporation."

     Further, Ohio law prohibits any person who owns 10% or more of an issuing public corporation's stock from engaging in mergers, consolidations, majority share acquisitions, asset sales, loans and certain other transactions with the corporation for a three-year period after acquiring the 10% ownership, unless approval is first obtained from the corporation's board of directors. After the three-year waiting period, the 10% shareholder can complete the transaction only if, among other things: (i) approval is received from two-thirds of all voting shares and from a majority of shares not held by the 10% shareholder or certain affiliated persons; or (ii) the transaction meets certain criteria designed to ensure fairness to all remaining shareholders. The Company is an issuing public corporation under this statute.

TRANSFER AGENTS AND REGISTRARS

     The Transfer Agents for the Common Stock are the Company in Cleveland, Ohio and National City Bank in Cleveland, Ohio; the Registrar is National City Bank in Cleveland, Ohio. The Rights Agent is National City Bank in Cleveland, Ohio.

AGREEMENTS

     The Company is, and from time to time will become, a party to agreements, some of which may have the effect of restricting dividends, except stock dividends, and other distributions on, and the purchase, redemption or retirement of, capital stock of the Company, unless the total amount involved in such transactions does not exceed a specified amount plus the consolidated net income of the Company (as defined in the applicable agreement), subject to certain adjustments.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Debt Warrants for the purchase of Debt Securities or Common Stock Warrants for the purchase of Common Stock (Debt Warrants and Common Stock Warrants being referred to herein collectively as "Securities Warrants"). Securities Warrants may be issued independently or together with any Debt Securities or Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or Common Stock. Each series of Securities Warrants will be issued under a separate Warrant Agreement to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in a Prospectus Supplement relating to the particular issue of Securities Warrants. The Warrant Agent will act solely as an agent of the Company in connection with warrant certificates evidencing the Securities Warrants (the "Warrant Certificates") and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Securities Warrants. The following summaries of certain provisions of the form of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

GENERAL

     The Prospectus Supplement will describe the terms of the offered Securities Warrants, including, where applicable, the following: (i) the offering price;
(ii) the currency or currency units in which the purchase price for offered Securities Warrants may be payable; (iii) if applicable, the designation, aggregate principal amount, currency or currency units and other terms of Debt Securities purchasable upon exercise of the offered Debt Warrants; (iv) the number of shares of Common Stock purchasable upon the exercise of the offered Stock Warrant; (v) if applicable, the designation and terms of the Debt Securities with which the offered Debt Warrants are issued and the number of offered Debt Warrants issued with each such Debt Security; (vi) if applicable, the date on and after which the offered Securities Warrants and the related Debt Securities or shares of Common Stock will be separately transferable; (vii) the price and currency or currency units at which the amount of Debt Securities or shares of Common Stock, as the case may be, may be purchased upon exercise;
(viii) the date on which the right to exercise the offered Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (ix) United States federal income tax consequences applicable to such Securities Warrant; (x) whether the offered Securities Warrants represented by the Warrant Certificates will be issued in registered or bearer form; and (xi) any other terms of the offered Securities Warrants.

     Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in an applicable Prospectus Supplement. Prior to the exercise of any Securities Warrants to purchase Debt Securities or Common Stock, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities or Common Stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the Indenture, or to receive payments of dividends, if any, on the Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

     Each Securities Warrant will entitle the holder to purchase such principal amount of Debt Securities or such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or calculable from, an applicable Prospectus Supplement relating to the Securities Warrants. Securities Warrants may be exercised at any time up to 5:00 P.M. New York City time on the Expiration Date set forth in an applicable Prospectus Supplement relating to such Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivery to the Warrant Agent of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities or shares of Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of the exercise price by the Warrant Agent, subject to the receipt of the Warrant Certificate evidencing such Securities Warrants within five business days of the date of exercise. Upon receipt of such payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in an applicable Prospectus Supplement prior to the close of business on the Expiration Date, the Company will, as soon as practicable, issue and deliver the Debt Securities or shares of Common Stock issuable upon such exercise. If fewer than all of the Securities Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Securities Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities in any one or more, or in any combination, of the following ways: (i) directly to purchasers; (ii) through agents; (iii) to dealers; or (iv) to underwriters. Agents or dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

     Offers to purchase Offered Securities may be solicited directly by the Company or by agents designated by the Company. Any such agent will be named, and any commissions payable by the Company to such agent (or the method by which such commissions can be determined) will be set forth, in the applicable Prospectus Supplement.

     If underwriters or dealers are used in a sale, the Offered Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise indicated in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Agents, dealers and underwriters may be entitled under agreements between them and the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution to payments which may be required to be made in respect thereof. Agents, dealers or underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by institutions to purchase Offered Securities from the Company at the offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of the Company. Contracts will be subject to those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company. The underwriters and persons soliciting such Contracts will have no responsibility for the validity or performance of any Contracts.

     The place and time of delivery for the Offered Securities will be set forth in the Prospectus Supplement.

                                 LEGAL OPINIONS

     The legality of the Offered Securities to be offered hereby will be passed upon for the Company by William B. Lawrence, Esq., 1900 Richmond Road, Cleveland, Ohio 44124, and for any underwriters or dealers by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Mr. Lawrence is Executive Vice President, General Counsel and Secretary of the Company and is also a shareholder of the Company.

                                    EXPERTS

     The consolidated financial statements of TRW Inc. incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.